Exhibit 99.1

News Release

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Investors	Ed Kiker	904-357-9186
Media	Ed Frazier	904-357-9100

Rayonier to Sell Wood Products Business to Interfor

JACKSONVILLE, Fla., Jan. 22, 2013 - Rayonier (NYSE:RYN) announced today that it has reached agreement to sell all of the assets of its Wood Products business to International Forest Products Limited (Interfor) for $80 million. The sale, expected to close in the first quarter, will result in an after-tax gain of approximately $40 million.

Rayonier's Wood Products business, headquartered in Baxley, Ga., consists of three lumber mills located in Baxley, Swainsboro and Eatonton, Ga. As part of the transaction, Interfor has agreed to hire all 260 current Wood Products employees. The three mills contributed approximately $10 million in operating income to Rayonier in 2012.

“This sale represents another key move in our strategy to fully position our manufacturing operations in the specialty chemicals sector,” said Paul Boynton, Rayonier chairman, president and CEO. “At the same time, the conversion of our commodity fluff pulp business to cellulose specialties remains on track for mid-2013 startup.

“We are delighted with this opportunity to transition our Wood Products operations to a world-class company focused on lumber and wood products manufacturing,” continued Boynton. “Rayonier has enjoyed a long association with Interfor, supplying their lumber business in the Pacific Northwest for many years, and we look forward to expanding that relationship into the Southeast.”

Interfor, based in Vancouver, B.C., Canada, is a leading producer of lumber and wood products, primarily in the Northwest U.S. and Canada.  This will be its first acquisition of manufacturing assets in the Southeast U.S.

About Rayonier

Rayonier is a leading international forest products company with three core businesses: Forest Resources, Real Estate and Performance Fibers. The company owns, leases or manages 2.7 million acres of timber and land in the United States and New Zealand. The company's holdings include approximately 200,000 acres with residential and commercial development potential along the Interstate 95 corridor between Savannah, Ga., and Daytona Beach, Fla. Its Performance Fibers business is one of the world's leading producers of high-value specialty cellulose fibers, which are used in products such as filters, pharmaceuticals and LCD screens. Approximately 45 percent of the company's sales are outside the U.S. to customers in approximately 40 countries. Rayonier is structured as a real estate investment trust. More information is available at www.rayonier.com.

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